UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2020 (February 25, 2020)

MARIZYME, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-27237	82-5464863
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2950 E. Harmony Rd., Suite 255, Fort Collins, CO 80528	80528
(Address of principal executive offices)	(Zip Code)

(925) 400-3123
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging Growth Company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

[   ]

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Not applicable.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Executive Officer

On February 17, 2020, Marizyme, Inc. (the “Company”) entered into an employment agreement (the “Agreement”) with Ralph Makar pursuant to which Mr. Makar agreed to become the Company’s President and Chief Executive Officer effective on or about April 1, 2020, subject to the Company’s obtaining director and officer liability insurance.

Under the terms of the Agreement, the Company has agreed to pay Mr. Makar an annual base salary of $400,000. The Company may increase, but not decrease Mr. Makar’s base salary from time to time. Mr. Makar will be eligible to receive an annual cash bonus in an amount up to 40% of the then applicable base salary based (in whole or in part) on Mr. Makar’s attainment of certain financial, clinical development, and/or business milestones to be established annually by the Company’s board of directors and subject to the Company’s board of directors sole discretion. The Company has agreed to Mr. Makar 10-year stock options to purchase up to seven hundred and fifty thousand (750,000) shares of the Company’s common stock pursuant to a Company equity incentive plan. These options will vest over a period of three (3) years so long as Mr. Makar is serving as Chief Executive Officer or President on the applicable vesting dates. The stock options shall be exercisable at $2.12 a share, the closing price of the company’s common stock on February 18, 2020, the day after the execution date of the Agreement. We also agreed to reimburse Mr. Makar for all reasonable and necessary out-of-pocket business expenses and to entitle Mr. Makar to participate in all Company employee benefit plans and related programs on a basis no less favorable than provided to similarly situated senior management employees of the Company. Mr. Makar is also entitled to vacation days in accordance with Company practice and to be covered by our company’s directors and officers insurance policies and the Company has agreed to obtain director and officer liability insurance prior to Mr. Makar’s employment start date under this Agreement.

The Agreement contains customary confidentiality provisions and covenants prohibiting Mr. Makar (i) from competing with the Company or any of its affiliates either directly or indirectly, in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or member of any association or otherwise, in any phase of the business of researching and developing non-systemic agents to be used for one time intraoperative vascular graft treatment to reduce the incidence and complications of graft failure for use in Coronary Artery Bypass Graft (CABG) except with the prior written consent of the Company’s board of directors, and (ii) from soliciting any of the Company’s employees, consultants or customers, each during the term of his employment with the Company and for a period of twelve (12) months thereafter. Mr. Makar may, however, purchase or own, as a passive investor, less than five percent (5%) of the stock of a publicly traded corporation engaged in a competitive business.

The term of the Agreement is for three years unless either party earlier terminates the Agreement at any time for any reason or no reason. If Mr. Makar’s employment is terminated for “cause,” as defined in the Agreement, Mr. Makar shall be entitled to be paid accrued amounts including any accrued but unpaid milestone bonus(es). If Mr. Makar’s employment is terminated by us without cause or by Mr. Makar for “good reason,” as defined in the Agreement, Mr. Makar shall be entitled to receive, in addition to any accrued amounts, his then base salary amount for an additional twelve (12) months following his termination, assuming certain post-employment conditions are met. If such termination is in connection with a “change of control,” as defined in the Agreement, Mr. Makar shall be entitled to receive, in addition to any accrued amounts, his then base salary amount for an additional eighteen (18) months following his termination.

There are no arrangements or understandings between Mr. Makar and any other persons pursuant to which Mr. Makar was selected to be an officer of the Company. There are no family relationships between Mr. Makar and any other officer or director of the Company. There has been no transaction, nor is there any currently proposed transaction, between Mr. Makar and the Company that would require disclosure under Item 404(a) of Regulation S-K.

Effective upon Mr. Makar’s taking office as the Company’s Chief Executive Officer, Nicholas P. DeVito will step down as Interim Chief Executive Officer. Mr. DeVito will remain as the Company’s Interim Chief Financial Officer.

The above description of the Agreement is only a summary of its material terms and is qualified in its entirety by the full Agreement, a copy of which is attached hereto as Exhibit 10.1.

The Company’s press release dated February 25, 2020, announcing Mr. Makar’s appointment as the Company’s Chief Executive officer is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

The following exhibits are filed herewith:

Exhibit No.	Description of Exhibit
10.1	Employment Agreement by and between the Company and Mr. Ralph Makar dated February 17, 2020
99.1	Press Release issued February 25, 2020

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, FC Global Realty Incorporated has duly caused this current report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 25, 2020	MARIZYME, INC.

	By:	/s/ Nicholas P. DeVito
Nicholas P. DeVito
Interim Chief Executive Officer